**AMENDMENT NO. 1 TO
CONSULTANT AGREEMENT
FOR BUSINESS DEVELOPMENT
IN THE REPUBLIC OF ALBANIA**

This Amendment No.1 ("***Amendment***"), effective the 24th day of June, 2010, amends the Consultant Agreement for Business Development in the Republic of Albania ("***Agreement***") made and entered into by and between Sky Petroleum, Inc., a Nevada corporation ("***Company***") and Orsett Ventures Inc., a British Virgin Islands company ("***Consultant***"), effective the 18th day of May, 2010 (the "***Effective Date***"). Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement. Except for those terms amended by this Amendment, all other terms of the Agreement remain in full force and effect.

WHEREAS, Company has negotiated the terms of a Production Sharing Agreement related to the First Concessions, but not the Amonica Field or the Second Qualifying Assets (the "***June Agreement***");

WHEREAS, Company's obligations to pay Consultant compensation under the Agreement require that Company enter into a First Qualifying Agreement, which requires the execution and delivery of definitive agreements related to the First Concessions and the Amonica Field;

WHEREAS, the June Agreement would not itself qualify as the First Qualifying Agreement until Company enters into agreements to acquire the Amonica Field and a Production Sharing Agreement in accordance with Albania Petroleum Law with respect to the Amonica Field (the "***Amonica Transaction***"); and

WHEREAS, Consultant and Company have agreed to amend the Agreement and **Appendix C** attached thereto to provide that Company shall make a partial payment to Consultant in connection with the execution and delivery of the June Agreement, and payment of the balance of the compensation upon the execution and delivery of definitive agreements related to the Amonica Transaction (the "***Amonica Agreement***") and satisfying all conditions set forth in the Amonica Agreement that vest rights to the Amonica Field in Company (the "***Amonica Condition***"),

NOW THEREFORE, in consideration of the mutual promises, warranties and representations set forth in the Agreement, Company and Consultant agree that the **Appendix C** to the Agreement is hereby amended and restated as follows:

AMENDED AND RESTATED
APPENDIX C

TO AMENDMENT NO. 1 TO CONSULTANT AGREEMENT FOR BUSINESS DEVELOPMENT IN A THE REPUBLIC OF ALBANIA

COMPENSATION

A. Company shall pay Consultant compensation for Services as follows:

1. Company shall:

a. issue and deliver to Consultant shares of Company's common stock, par value $0.01 per share (as adjusted for stock splits, reverse stock splits, stock dividends, stock reclassifications or stock reorganizations of Company's Common Stock effective after the date of this Agreement and prior to the issuance of the June Consideration Shares or Amonica Consideration Shares, as applicable), as follows:

i. **1,500,000 shares** of Company's common stock, par value $0.01 per share, upon the full execution and delivery of the June Agreement (the "***June Consideration Shares***"); and

ii. **1,500,000 shares** of Company's common stock, par value $0.01 per share, upon the full execution and delivery of the Amonica Agreement (the "***Amonica Consideration Shares***");

as defined below, the First Qualifying Agreement includes both the June Agreement and the Amonica Agreement.

b. pay Consultant the sum of **U.S.$700,000 (Seven Hundred Thousand US Dollars)** to the bank account designated by Consultant within five business days of the full execution and delivery of the June Agreement and satisfying all conditions set forth in the June Agreement that vest rights to the First Concessions in Company.

c. pay Consultant the sum of **U.S.$300,000 (Three Hundred Thousand US Dollars)** to the bank account designated by Consultant within five business days of the full execution and delivery of the Amonica Agreement and satisfying all conditions set forth in the Amonica Agreement that vest rights to the Amonica Field in Company.

d. As used herein, "***First Qualifying Agreement***" means definitive binding, written agreements entered during the Term that provides or provide for both of the following:

(i) the June Agreement, consisting of the definitive Production Sharing Agreement in the form mandated in the "Petroleum Law", No.7746, date 28.07.1993 and the document "Albanian Legislation and the Framework for Petroleum Exploration and Production" (collectively, the "***Albanian Petroleum Law***"), related to exploring, developing and producing petroleum onshore Albania in Block 4, Block 5 and Block Dumre (the "***First Concessions***"); and

(ii) the Amonica Agreement related to acquiring the existing Amonica oil field ("***Amonica Field***"), which is currently operated by Albpetrol Sh.a ("***Albpetrol***") and currently produces nearly 400 tons (2,760 barrels) of oil per month from the field and has extractable reserves estimated to be 840,000 tons (5.8 million barrels) of oil; and the definitive Production Sharing Agreement in the form mandated under the Albanian Petroleum Law related to the Amonica Field.

2. Concurrent with the valid execution and delivery of the Amonica Agreement, Company's board of directors shall designate 5,000,000 shares of its authorized but unissued preferred shares as Series B Convertible Preferred Shares (the "***Series B Preferred Shares***") and, within five business days of such designation, Company will file a certificate of designations with the Secretary of State of the State of Nevada. The Series B Convertible shall have the following preferences, qualifications and rights:

(a) Series B Preferred Shares will be non-voting, except with respect to amendments of the certificate of designation that adversely affect the rights of the holders of the Series B Preferred Shares.

(b) The Series B Preferred Shares will have the following conversion terms:

i. Consultant may convert each Series B Preferred Share into 4.4 shares of Company common stock ("***Conversion Shares***") (as adjusted for stock splits, reverse stock splits, stock dividends, stock reclassifications or stock reorganizations of Company's Common Stock effective after the date of this Agreement and prior to the issuance of the Series B Preferred Shares) by delivering written notice of conversion together with the stock certificate representing such number of Series B Preferred Shares to be converted (a "***Conversion Notice***") to the transfer agent of Company with copies to Company's Secretary.

ii. Series B Preferred Shares shall not be converted by the Consultant, in whole or in part, and Company shall not give effect to any such conversion of Series B Preferred Shares, if, after giving effect to such conversion, the Consultant, together with any Consultant Affiliate (including any person or company acting jointly or in concert with the Consultant), would in the aggregate beneficially

own, or exercise control or direction over, that number of voting securities of Company which is 4.99% or greater of the total issued and outstanding voting securities of Company during the ninety day period ending on the date of conversion, immediately after giving effect to such exercise (the "***Beneficial Ownership Limitation***"); provided, however, that upon any holder of Series B Preferred Shares providing Company with sixty-one (61) days notice (the "***Waiver Notice***") that such holder would like to waive the Beneficial Ownership Limitation, the Beneficial Ownership Limitation will be of no force or effect with regard to all or a portion of the Series B Preferred Shares as referenced in the Waiver Notice. For the purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the U.S. Exchange Act and the regulations issued thereunder.

iii. A Waiver Notice will not be required and the Beneficial Ownership Limitation shall automatically terminate three business days prior to a Change of Control of Company. "***Change of Control***" means an acquisition by any third party (including any person or company acting jointly or in concert with such third party) of (i) 50% or more of total issued and outstanding voting securities of Company or (ii) all or substantially all of Company's assets.

iv. Within three business days of receiving a Conversion Notice, Company will cause its transfer agent to issue the common stock and deliver stock certificates representing the Conversion Shares to the Consultant.

v. Series B Preferred Shares shall contain customary anti-dilution provisions in the event of any stock split, stock dividend, capital reorganization or reclassification of the capital stock of Company.

(c) Company agrees not to designate, create, issue or otherwise authorize any other shares of preferred stock that would adversely affect the rights of the Series B Preferred Shares.

3. Upon the valid execution and delivery of the Second Qualifying Agreement, Company will issue and deliver to Consultant 5,000,000 Series B Preferred Shares. As used herein, "***Second Qualifying Agreement***" means one or more definitive binding, written agreements entered during the Term that provide or provides for both of the following:

(i) Company's privatization and acquisition of assets, rights, wells, concessions, rigs, storage facilities, equipment, licenses, permits, data and other assets of Albpetrol, and of properties, concessions, rights and permits for oil production (excluding the First Concessions and Amonica Field) as may be negotiated between

Company and Albpetrol or between the Company and the Ministry of Economy, Trade and Energy of the Republic of Albania (the "***Second Qualifying Assets***"); and

(ii) execution of definitive Production Sharing Agreements in the form mandated in the Petroleum Law related to the Second Qualifying Assets.

4. Concurrent with the valid execution and delivery of the Amonica Agreement, Company, Consultant and an independent escrow agent mutually satisfactory to the Parties (the "***Escrow Agent***") shall enter into the Escrow Agreement and the Company will deposit into escrow with Escrow Agent irrevocable instructions to the transfer agent of the Company, containing a Treasury Order for the issuance of the Series B Preferred Shares issuable upon valid execution and delivery of the Second Qualifying Agreement and a Reservation Order, reserving for issuance the Conversion Shares issuable upon conversion of the Series B Preferred Shares in connection with a valid delivery of a Conversion Notice.

5. If Company does not enter into the June Agreement, the Amonica Agreement or the Second Qualifying Agreement, then Company shall not be liable to Consultant for the compensation corresponding to such agreement.

B. Company will not be required to reimburse Consultant for expenses in connection with the Services, including entertainment or travel expenses. Consultant shall strictly observe the applicable prohibitions relating to the entertainment of government officials and employees and the prohibitions against giving anything of value to such officials and employees.

C. All payments to Consultants will be made in United States Dollars (USD) and will be made by check or wire transfer to an account in the name of Consultant or to a person designated in writing by Consultant in the country where most of the services are performed or in the country where Consultant normally conducts business.

D. Consultant shall defend, indemnify and hold Company harmless from and against any claims, liabilities or damages for any commission, finder's fee or other compensation claimed by any third party, with respect to any such Services and Consultant warrants that as of the date of this Agreement, Consultant has no understandings or agreements for such with any third party. The foregoing shall not apply to payments to any third party with whom Company has directly entered into an agreement on Consultant's advice.

E. Prior to any payment of cash or issuance of Securities hereunder, Consultant shall send to the Agreement Monitor a certificate in connection with any payment due for the June Agreement, the Amonica Agreement or the Second Qualifying Agreement, as applicable, which shall contain the following statement, signed by Consultant:

> "The undersigned hereby certifies that it has complied in all material respects with all applicable laws, regulations and administrative requirements in connection with the Services performed for Sky Petroleum, Inc.; that the amount invoiced is true and correct; that such amount has not already been paid and is not included in

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current unpaid invoices; and that the amount shown is reasonable and necessary in furtherance of Services under this Agreement."

Consultant shall attach to its invoice all receipts to support travel and other expenses if such expenses are allowed herein.

F. Consultant shall pay any taxes from any jurisdiction on payments made under this Agreement. Therefore, Company shall not be obligated to withhold any taxes, except as required by law.

G. The foregoing provides the entire compensation in the performance of Services under this Agreement, and is in full discharge of any and all liabilities in contract or otherwise with respect to all Services rendered by Consultant.

H. If there is any inconsistency between this **Appendix C** and the terms of the Agreement to which it is attached, the terms of this **Appendix C** shall prevail.

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IN WITNESS WHEREOF, the undersigned have entered into the Amendment, intending to be legally bound thereby.

Executed this 29th day of June, 2010.

COMPANY

Sky Petroleum, Inc.

____
Karim Jobanputra, Chief Executive Officer

CONSULTANT

Orsett Ventures, Inc.

____

By: Sean Hogan

Its: ______________________________